Pricing Supplement No.  286      Dated  2/21/97                Rule 424(b)(3)
(To Prospectus dated April 5, 1996)                        File No. 333-0180
                          This pricing supplement consists of three (3) page(s)
SALOMON INC

Notes, Series G
Due More Than Nine Months from Date of Issue
Fixed Rate

Principal Amount:     $20,000,000.00

Issue Price:     100.0000000000%

Proceeds to Company on original issuance:     $20,000,000.00

Commission or Discount on original issuance:     $.00

Salomon Brothers Inc's capacity on original issuance:   | |  As agent
    If as principal                                     |X|  As principal
       |X| The Notes are being offered at varying prices related to prevailing market conditions but not to exceed %.
       | | The Notes are being offered at a fixed initial public offering price of % of Principal Amount.

Original Issue Date:     3/17/97

Stated Maturity:     3/17/17

Interest Rate:     8.0000000%

Interest Payment Dates:
   | |  Monthly
   | |  Quarterly
   |X|  Semi-annually, on 17th day of March & Sept.; 1st coupon payment on Sept. 17, 1997

Amortizing Note:         | |  Yes       |X|  No
     Amortization Schedule:

Optional Redemption:   |X|  Yes   | |  No
   Optional Redemption Dates:  CALLABLE ON 3/17/98 AND ANY COUPON PAYMENT DATE
                               THEREAFTER WITH 15 DAYS NOTIFICATION
   Redemption Prices:
   Redemption: | | In whole only and not in part |X| May be in whole or in part

Optional Repayment:       | |  Yes     |X|  No
        Optional Repayment Dates:
        Optional Repayment Prices:

Survivor's Option:        |X|  Yes       | |  No

Discount Note:   | |  Yes   |X|  No
        Total Amount of OID:
        Bond Yield to Call    :
        Bond Yield to Maturity:
        Yield to Maturity:

CUSIP: 79549GC20


Pricing Supplement No. 286

Pricing Supplement dated February 21, 1997
(to Prospectus dated April 5, 1996)

                    DESCRIPTION OF THE NOTES

     General

          The description in this Pricing Supplement of the particular terms of the Registered Notes offered hereby (the "Notes") supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the Registered Notes set forth in the accompanying Prospectus, to which descriptions reference is hereby made.

     Redemption

          The Notes will be redeemable at the option of the Company, in whole or in any part thereof, at a Redemption Price equal to 100% of the Issue Price set forth on the face of this Pricing Supplement (such redemption an "Optional Redemption"), on March 17, 1998 and any Interest Payment Date occurring thereafter (such date an "Optional Redemption Date"). The Company may exercise its right of Optional Redemption by notifying the Trustee of its exercise of such option at least 15 calendar days prior to the Optional Redemption Date. At least 15 calendar days but not more than 60 calendar days prior to such Optional Redemption Date, the Trustee shall mail notice of such redemption, first class, postage prepaid, to the Depositary's nominee, as sole Holder of the Notes under the Indenture. The Depositary will distribute any such notice to the owners of beneficial interests in the Notes in accordance with its regular practice.






Pricing Supplement No. 286

Pricing Supplement dated February 21, 1997
(to Prospectus dated April 5, 1996)


      Plan of Distribution

          The Company intends to sell the Notes at a price equal to Issue Price set forth on the face of this Pricing Supplement to the Underwriter for its own account or for resale to one or more purchasers, including dealers, at varying pricies related to prevailing market prices at the time of resale, as determined by the Underwriter. Notes sold by the Underwriter to a dealer may be resold at varying prices related to prevailing market prices at the time of resale.

        The Underwriter will enter into a swap agreement with an affiliate in connection with its sale of the Notes and may earn additional income as a result of payments pursuant to such swap or related hedge transactions.